As filed with the Securities and Exchange Commission on February 3, 2000
                                                     Registration No. 333-______

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 ---------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933
                              --------------------

                                  NAVIDEC, INC.
              ----------------------------------------------------
             (Exact Name of Registrant as Specified in its Charter)

                Colorado                                        33-0502730
                --------                                        ----------
(State or Other Jurisdiction of Incorporation                (I.R.S. Employer
            or Organization)                                Identification No.)

                             Fiddler's Green Center
                           6399 Fiddler's Green Circle
                                    Suite 300
                        Greenwood Village, Colorado 80111
                                 (303) 222-1000
      ----------------------------------------------------------------------
     (Address, Including Zip Code, and Telephone Number Including Area Code,
                  of Registrant's Principal Executive Offices)
                              --------------------

                  Patrick R. Mawhinney, Chief Financial Officer
                             Fiddler's Green Center
                           6399 Fiddler's Green Circle
                                    Suite 300
                        Greenwood Village, Colorado 80111
                                 (303) 222-1000
             -------------------------------------------------------
            (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                              --------------------

                                    Copy to:

                               Michael Wager, Esq.
                   Benesch, Friedlander, Coplan & Aronoff LLP
                                  2300 BP Tower
                                200 Public Square
                           Cleveland, Ohio 44114-2378
                                 (216) 363-4500
                              --------------------

          Approximate date of commencement of proposed sale to public:
                        As soon as practicable after the
                 effective date of this Registration Statement.
                              --------------------

     If the only securities being registered on this Form are being offered pursuant to a dividend or interest reinvestment plan, please check the following box. |_|

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                                         CALCULATION OF REGISTRATION FEE
=======================================================================================================================
        Title of Each Class           Amount            Proposed Maximum         Proposed Maximum         Amount of
           of Securities               to be             Offering Price              Aggregate           Registration
         to be Registered           Registered            Per Share(1)          Offering Price (1)           Fee
-----------------------------------------------------------------------------------------------------------------------

Common Stock, no par value           111,813               $13.125              $1,467,545.63             $387.43
=======================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee based on the average of the high and low prices per share of the Common Stock on the Nasdaq National Market on February 1, 2000.

                              --------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said
Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                              SUBJECT TO COMPLETION

                  Preliminary Prospectus Dated February 3, 2000


PROSPECTUS
----------

                                 111,813 Shares


                                  NAVIDEC, INC.


                                  Common Stock


                      ------------------------------------



     This prospectus relates solely to the sale and offer by the selling stockholders identified in this prospectus of up to 111,813 shares of our common stock. We will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders. The aggregate net proceeds to the selling stockholders from the sale of the shares of our common stock will equal the sales price of such shares of common stock, less any commissions.

     The selling stockholders have not identified any current plan to distribute the shares. We anticipate that the selling stockholders will either offer the shares for sale for their own account at Nasdaq National Market market prices or retain them for investment. See "Plan of Distribution." We will pay the expenses incurred in registering the 111,813 shares of common stock, including legal and accounting fees.

     Our common stock is listed on the Nasdaq National Market under the symbol "NVDC". The last reported sales price of our common stock on the Nasdaq National Market on __________, 2000 was $________ per share. Our mailing address is Fiddler's Green Center, 6399 Fiddler's Green Circle, Suite 300, Greenwood Village, Colorado 80111 and our telephone number is (303) 222-1000.

     Investing in our common stock involves certain risks. See "Risk Factors" beginning on page 2.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                              --------------------


              The date of this Prospectus is [_____________], 2000

                                  RISK FACTORS

     This prospectus includes "Forward Looking Statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934 including, in particular, the statements about our plans, strategies, and prospects. Although we believe our plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we can give no assurance such plans, intentions or expectations will be achieved. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are set forth below and elsewhere in this prospectus. All forward-looking statements attributable to Navidec or persons acting on our behalf are expressly qualified in their entirety by the following cautionary statements.

                  Risks Associated With Our Business Generally

It is difficult to evaluate our business and prospects because we have a limited operating history.

     As a company in the early stage of development, we take risks and there are uncertainties relating to our ability to successfully implement our business plan. Our business and prospects must be considered in light of the risks, expenses and difficulties encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets such as Internet solutions. The risks and uncertainties include, among other things, the following:

     o we may not be able to develop awareness and brand loyalty for our products and services;

     o we may not be able to anticipate and adapt to the changing market for Internet services and e-commerce;

     o    we may not be able to expand our sales and marketing efforts;

     o we may not be able to continue to upgrade and enhance our technologies to accommodate expanded service offerings;

     o    we may not successfully respond to competitive developments; and

     o    we may not be able to develop and renew strategic relationships.

     We may not be successful in accomplishing any or all of these objectives, which could materially harm our business. In this case, the value of your investment may decline.

We have incurred operating losses, expect continued losses and may not achieve profitability. If we continue to lose money, we may have to curtail our operations.

     We have not been profitable and we may continue to lose money for the foreseeable future. Although there has been growth in annual revenue, historically we have incurred losses and experienced negative cash flow. We may continue to incur losses and may never achieve or sustain profitability. An extended period of losses and negative cash flow may prevent us from operating and expanding our business and continuing our incubation strategy.

We plan to expand rapidly which will place a strain on our resources and if we fail to manage our growth effectively, it could harm our business.

     Our rapid growth and plans for further growth have placed, and are expected to continue to place, a significant strain on our administrative, operational and financial resources. The failure to grow these resources, as well as our technology base, along with the rest of our business may have a negative impact on our financial performance.

Our incubation strategy involves risk.

     Part of our strategy is to incubate new business ventures that we develop in addition to our Internet solutions business. We are currently in the process of incubating our first business, DriveOff.com, Inc. The DriveOff.com web site was launched in late September 1999 and is fully operational in select states. Incubating new businesses will require us to make significant investments. The formation of DriveOff.com included, and we expect that any incubation of other e-businesses in the future will include, the provision of intellectual property, the hiring of employees, the contribution of capital and the devotion of significant time and resources. After forming any new e-business, we may not generate enough revenue from the new business to cover the amounts we spend to create and launch the business. If we do not generate substantial revenues from any business we incubate, that business may never become profitable, and our business, financial condition and operating results will be negatively affected.

     We have limited experience in incubating new businesses. Our incubation strategy has the following additional risks:

     o    we may not be able to identify suitable business ventures to incubate;

     o forming new e-businesses may cause a disruption in our Internet solutions business and distract our management and other personnel;

     o the businesses we incubate may be unproven, may involve substantial risk and may never be profitable; and

     o the costs associated with incubating a new e-business may have a negative impact on our profitability.

     We expect to incubate businesses in which we obtain experience through our Internet solutions business. Therefore, these new businesses may be competitive with our existing customers, which may result in the loss of customers from our Internet solutions business.

We may engage in future acquisitions that dilute our stockholders, cause us to incur debt and assume contingent or unknown liabilities. In addition, acquisitions pose many additional risks.

     We expect to make strategic acquisitions. In that event, we could:

     o    issue equity securities which would dilute our stockholders;

     o incur significant acquisition-related expenses, including amortization or write-off of goodwill or other intangible assets;

     o    incur substantial debt; or

     o    assume unknown or contingent liabilities.

     Acquisitions could also entail numerous additional risks, including:

     o difficulties in integrating acquired personnel, operations, technologies or services;

     o unanticipated costs associated with the acquisitions that may harm our operating results;

     o    diversion of management's attention from other business concerns; and

     o risks of entering markets in which we have no or limited prior experience.

     Any of these risks could have a negative impact on our business, operating results and financial condition.

We may not be able to successfully operate our business if we are unable to attract, train and retain additional highly qualified sales and marketing, managerial and technical personnel, or if we lose key personnel.

     Our future success depends on our ability to identify, hire, train and retain highly qualified sales and marketing, managerial and technical personnel. Competition for personnel is intense, and we may not be able to attract, assimilate or retain qualified personnel in the future. The inability to attract and retain the necessary managerial, technical and sales and marketing personnel could have a material adverse effect on our business.

     Our business and operations are substantially dependent on the performance of our executive officers and key employees. We maintain "key person" life insurance on the life of Ralph Armijo, our Chairman, President and Chief Executive Officer. The loss of the services of Ralph Armijo, Michael Kranitz, the President of DriveOff.com, Patrick Mawhinney, our Chief Financial Officer or Kenneth Bero, our Chief Operating Officer could have a material adverse effect on our business. We have employment contracts with Mr. Armijo, Mr. Mawhinney and Mr. Bero.

     Our success is dependent on our keeping pace with advances in technology. If we are unable to keep pace with advances in technology, consumers may stop using our services and our revenue will decrease.

     The Internet and e-business markets are characterized by rapid technological change, changes in consumer preferences and new product and service offerings that could render our existing web sites and technology obsolete. Our performance will depend, in part, on our ability to:

     o    continue to enhance our existing services;

     o develop new technology that addresses the increasingly sophisticated and varied needs of our prospective customers; and

     o license leading technologies and respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis.

     We may not be successful in using new technologies effectively or adapting our web sites or other technology to customer requirements or to emerging industry standards. If we are unable to adapt to changing technologies, our business, results of operations and financial condition could be negatively impacted.

Internet commerce has yet to attract significant regulation. Government regulation may result in fines, penalties, taxes or other costs that may reduce our future earnings.

     We currently are not directly regulated by any governmental agency, other than having to comply with regulations applicable to businesses generally. However, due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet, covering, among other things, the following issues:

     o    taxation of consumer transactions;

     o    advertising;

     o    user privacy;

     o    unsolicited marketing;

     o    pricing;

     o    quality of products and services;

     o    intellectual property;

     o    information security; and

     o    anti-competitive practices.

     The adoption of any of these laws or regulations may decrease the growth of Internet commerce. These laws could decrease the demand for our products and services, increase our cost of doing business, or otherwise have an adverse effect on our business, operating results or financial condition.

     Moreover, the applicability to the Internet of existing laws governing issues including real and intellectual property ownership, libel and personal privacy is uncertain. If these existing laws were to be applied to the Internet, our business may be harmed.

     Taxing authorities in a number of states are currently reviewing the appropriate tax treatment of companies engaged in Internet commerce. New state tax regulations may subject us to additional state sales, use and income taxes. The adoption of any of these laws or regulations may decrease the growth of Internet usage or the acceptance of Internet commerce which could, in turn, decrease the demand for our products and services, increase costs and otherwise have a material adverse effect on our business, results of operations and financial condition. To date, we have not spent significant resources on lobbying or related government affairs issues but we may need to do so in the future.

We may unintentionally infringe on the proprietary rights of others which may result in costly litigation and loss of the right to use such proprietary rights.

     We may be subject to claims alleging that we have infringed upon third party proprietary rights which may result in significant damages. Even if any of these claims may ultimately prove to be without merit, the time management spends addressing those claims and the legal costs associated with those claims could harm our business.

     We license technology and content from third parties and it is possible that we could become a party to infringement actions based upon the licenses from those third parties. We generally obtain representations as to the origin and ownership of all licensed technology and content; however, this may not adequately protect us. Any of those claims, with or without merit, could subject us to costly litigation and the diversion of our technical and management personnel.

Misappropriation of our intellectual property and proprietary rights could impair our competitive position.

     Our ability to compete depends upon our systems and technology. Despite efforts to protect our proprietary rights through the use of trademarks, trade secrets and copyright law, confidentiality agreements and technical measures, unauthorized parties may attempt to copy aspects of our services or obtain and use information that we regard as proprietary. Policing unauthorized use of our proprietary rights is difficult. Effective trademark, service mark, copyright and trade secret protection may not be available in every country in which our services are made available online.

     In addition, litigation may be necessary in the future to enforce or protect our intellectual property rights or to defend against claims of infringement or invalidity. As part of our confidentiality procedures, we generally enter into agreements with our employees and consultants and limit access to our trade secrets and technology. We cannot be sure that the steps taken by us will prevent misappropriation of technology or that the agreements entered into for that purpose will be enforceable. Misappropriation of our intellectual property or potential litigation could have a negative impact on our business.

We may be hurt by system interruptions because our primary servers are located at a single principal location. If communications to that location were interrupted, our operations could be negatively impacted.

     We primarily host our web sites at our corporate headquarters in Greenwood Village, Colorado. Although we maintain offsite backup servers, all of our primary servers are located at our corporate headquarters and are vulnerable to interruption by damage from fire, flood, power loss, telecommunications failure, break-ins and other events beyond our control. We have, from time to time, experienced periodic systems interruptions and anticipate that these interruptions will occur in the future. If we experience significant system disruptions, our business, results of operations and financial condition would be materially adversely affected. We maintain business interruption insurance for the actual loss of business income sustained due to the suspension of operations as a result of direct physical loss of or damage to property in our offices. Our property and business interruption insurance may not be adequate to compensate us for all losses that may occur due to failure of our systems.

Our computer infrastructure may suffer security breaches. Any such problems could jeopardize confidential information transmitted over the Internet, cause interruptions in our operations or cause us to have liability to third parties.

     We rely on technology that is designed to facilitate the secure transmission of confidential information. Our computer infrastructure is potentially vulnerable to physical or electronic computer break-ins, viruses and similar disruptive problems. A party who is able to circumvent our security measures could misappropriate proprietary information, jeopardize the confidential nature of information transmitted over the Internet or cause interruptions in our operations. Concerns over the security of Internet transactions and the privacy of users could also inhibit the growth of the Internet in general, particularly as a means of conducting commercial transactions. To the extent that our activities involve the storage and transmission of proprietary information, including personal financial information, security breaches could expose us to a risk of financial loss, litigation and other liabilities. Our insurance does not currently protect us against these losses. Any security breach would have a material adverse effect on our business, results of operations and financial condition.

If the Internet does not continue to technologically improve, it may be unable to support increased levels of activity. Without the increased capacity of the Internet and our systems, our revenue may not increase and our operations may be harmed.

     Our success will depend, in large part, upon the communications industry and its infrastructure for providing Internet access and carrying Internet traffic. The Internet may not prove to be a viable commercial medium because of inadequate development of the necessary infrastructure or complementary products as well as delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity.

     If the Internet continues to experience significant growth in the number of users and the level of use, then the Internet infrastructure may not be able to continue to support the demands placed on it by this potential growth. An unexpectedly large increase in the volume or pace of traffic on our web sites or the number of orders placed by customers may require us to expand and further upgrade our technology, transaction-processing systems and network infrastructure. We may not be able to accurately project the rate or timing of increases, if any, in the use of our web sites or expand and upgrade our systems and infrastructure to accommodate these increases.

We may not be able to acquire or maintain effective web addresses, which may allow competitors to gain an advantage.

     We currently hold various web addresses relating to our brand names. We may not be able to prevent third parties, including direct competitors, from acquiring web addresses that are similar to our addresses, which could harm our business. The acquisition and maintenance of web addresses is generally regulated by governmental agencies and their designees. However, the regulation of web addresses in the United States and in foreign countries may change. As a result, we may not be able to acquire or maintain relevant web addresses where we conduct business. Furthermore, the relationship between regulations governing web addresses and laws protecting trademarks is unclear.

We may be required to seek additional financing. If additional financing is not available to us, we may have to curtail our operations.

     Our capital requirements have been and will continue to be significant. We anticipate that our cash reserves and the projected cash flow from our operations, will be sufficient to fund our operations for at least the next 12 months. If our capital requirements or cash flow vary materially from our current projections or if unforeseen circumstances occur, we may require additional financing sooner than we anticipate.

     We may be required to obtain additional financing to achieve our business objectives. Failure to raise these funds may:

     o    restrict our growth and limit expansion of our business;

     o    limit our development of new products and services;

     o limit our ability to take advantage of strategic opportunities, including incubating new businesses; and

     o    hinder our ability to compete.

     Additional financing may not be available to us when needed or, if available, may not be obtained on commercially reasonable terms. In addition, any equity financing may involve substantial dilution to our then-existing stockholders.

Risks Associated With Our Internet Solutions Business

Our future revenue is unpredictable and our quarterly operating results may fluctuate.

     Our limited operating history and the emerging nature of the Internet solutions market makes it very difficult for us to accurately forecast our revenue. A number of factors are likely to cause fluctuations in our operating results, including but not limited to:

     o    Internet growth;

     o    demand for our services;

     o our ability to test, introduce and develop new services and enhance our clients' Internet solutions;

     o    our ability to expand the breadth of services offered;

     o the amount and timing of operating costs and capital expenditures relating to expansion of our business;

     o the announcement or introduction of new or enhanced services by our competitors;

     o our ability to expand our market presence through relationships with third parties; and

     o our ability to acquire new or complementary businesses, products or technologies.

     Period-to-period comparisons of our operating results are not a good indication of our future performance. It is likely that our operating results in some quarters will be below market expectations. In this event, the price of our common stock is likely to decline.

The success of our business is dependent on market acceptance of our services.

     Our success will depend substantially upon the adoption of the Internet as an attractive platform for conducting business. If market acceptance is not forthcoming, our revenue may not grow and our prospects for earnings may suffer. In particular, enterprises that have already invested substantial resources in other means of conducting commerce and exchanging information may be reluctant to adopt a new strategy that could make their existing products and infrastructure obsolete. The Internet solutions business is dependent on companies realizing the benefits of supplementing or replacing traditional business models with a business transformation to e-business. It is difficult to predict the future growth rate, if any, and the size of the market for our services because the market for our services is new and evolving.

We face significant competition in our markets from a wide variety of competitors.

     Competition in the e-business services industry is intense. We may not be able to successfully compete against our current or future competitors. An increasing number of competitors continue to enter the market in which we operate. There is a risk that our competitors may outperform us in many areas affecting our Internet solutions business. These areas include:

     o    technology;

     o    breadth of services offered;

     o    creative and artistic ability;

     o    marketing and distribution resources;

     o    customer service and support; and

     o    price for services.

     If any of our competitors outperform us in any of these areas, our revenue may decrease and our business may be negatively impacted. Many of our competitors have greater brand recognition, longer operating histories, a larger customer base and greater financial, marketing and other resources than we have. These factors may place us at a disadvantage when we respond to our customers' pricing strategies, technological advances and other initiatives.

     The market in which we operate is characterized by low financial barriers to entry and frequent introductions of new services and products. We expect competition in our business to increase significantly in the future. The intense level of competition in the Internet solutions business could harm our operating results and financial condition.

We generally do not have long-term contracts and need to establish relationships with new customers.

     Our customers generally retain us on a project-by-project basis, rather than under long-term contracts. As a result, a customer may or may not engage us for further services after one or more segments of the NPact process is complete. For example, after the consultation phase of NPact is complete and we have determined what solution would be optimal, the customer may have another company build and manage the solution. The absence of long-term contracts and the need for new customers create an uncertain revenue stream, which could negatively affect our financial performance.

Our fixed price contracts involve financial risk.

     Most of our contracts are currently on a fixed-price basis, rather than a "time and material" basis. We assume greater financial risk on fixed-price contracts than on "time and material" engagements. We have a limited history in estimating our costs for our fixed-price engagements. If we fail to estimate costs accurately or encounter unexpected problems, our business could be materially harmed.

Risks Associated With DriveOff.com

The DriveOff.com business model is new and unproved.

     DriveOff.com, our subsidiary, has a new business model that is unproved and its success will primarily depend on the willingness of consumers to purchase and lease cars completely online. Through operation of the CarWizard and LeaseSource web sites, DriveOff.com currently generates revenue through each referral that is made to participating dealers. In late September 1999, we launched DriveOff.com's new web site, which is based on a consumer-friendly model of automobile purchasing and leasing, in which revenue is almost exclusively generated from the completion of a sale or lease of a vehicle. We launched the DriveOff.com web site initially in a limited number of states and intend to eventually expand to a nationwide presence. The previous model and its lead-based revenue stream will be largely discontinued as DriveOff.com expands its presence. Accordingly, the failure to generate sufficient revenues using the new consumer-centric model will negatively impact its business.

DriveOff.com has no operating history using its new business model upon which to base an evaluation of its business and prospects.

     DriveOff.com's potential for future profitability must be considered in light of the risks associated with a company that has not operated using its new business model. DriveOff.com faces uncertainties, expenses and difficulties frequently encountered by companies in the early stages of development, particularly companies in new and rapidly evolving markets like the market for Internet commerce. Furthermore, while many Internet commerce companies have grown in terms of revenue, few are profitable.

To succeed, DriveOff.com must establish and maintain a large network of participating automobile dealers.

     DriveOff.com offers and arranges for the delivery of automobiles through local automobile dealers who have agreed to participate in IADMA LLC, a marketing association affiliated with DriveOff.com. DriveOff.com will only be able to offer its service in those geographic areas in which it has signed up a dealer for each automobile nameplate. To date, DriveOff.com has only signed up approximately 700 dealers in less than 40 states. Even if DriveOff.com can initially sign up sufficient dealers, it will have to retain such participating dealers or add new dealers to reduce the effects of any turnover. DriveOff.com's revenues will be harmed if sufficient dealers cannot be attracted and retained. Factors which may affect our ability to attract and retain participating dealers include competition from other Internet automobile buying services, volume of sales and revenue derived through DriveOff.com, dealers' acceptance of the Internet as an attractive means for selling automobiles, and the ease of participating in the DriveOff.com service.

The success of DriveOff.com is dependent on consumers and automotive dealers accepting the Internet as a method of purchasing and leasing automobiles.

     The Internet represents a medium for automobile purchases, sales and leases which has only recently begun to develop. As is typical for a new and rapidly evolving industry, demand and market acceptance for recently introduced services and products over the Internet are affected by a high level of uncertainty and there are few proven services.

     While DriveOff.com believes that its services offer significant advantages to consumers and automotive dealers, widespread acceptance of Internet commerce, in general, or of DriveOff.com's services, in particular, may not occur. Consumers have established habits for purchasing and leasing automobiles and may be reluctant to try a new and unproven buying method. The success of DriveOff.com assumes that consumers and automotive dealers will accept the Internet as a viable method of purchasing or selling and leasing automobiles.

The online automotive solutions business depends on strategic relationships which DriveOff.com may not be able to maintain in the future.

     DriveOff.com depends on strategic relationships to direct traffic to its automotive solutions web sites. These include online affinity partners, such as CBS Worldwide Inc. and X-Surf.com, and Internet portals, including WebCrawler. DriveOff.com cannot be certain that these parties will maintain their agreements with DriveOff.com. In addition, DriveOff.com must periodically renegotiate existing agreements and these negotiations could result in increased costs in future periods. DriveOff.com has received approximately 10% of its purchase requests through an Internet relationship with Excite Inc. The agreement with Excite terminated on September 30, 1999 and DriveOff.com has not found alternative, comparable marketing partners capable of originating significant numbers of purchase requests on terms satisfactory to it.

     DriveOff.com develops new services by entering into alliances with other companies engaged in complementary businesses, including vehicle financing and leasing, and insurance. Some of these relationships may prohibit or limit DriveOff.com from referring consumers to other potential sources of financing. Therefore, DriveOff.com may be dependent on those companies with which it has developed strategic relationships. DriveOff.com cannot assure that any strategic relationships will continue or that it will be able to develop new strategic relationships.

DriveOff.com is subject to regulatory uncertainties and potential government regulation.

     DriveOff.com may be subject, both directly and indirectly, to various laws and regulations. Government authorities may also decide that federal and/or state automobile brokerage laws, insurance licensing laws, motor vehicle dealership laws or related consumer protection or product liability laws apply to aspects of DriveOff.com's business as well as DriveOff.com's relationship with IADMA. If any state imposes additional regulatory requirements on DriveOff.com or prohibits its activities as currently structured, DriveOff.com may be required to modify or terminate its marketing programs in that state in a manner which may undermine the program's attractiveness or availability to consumers or dealers in that state.

     DriveOff.com may be required by certain state laws to obtain some licenses which may be an expensive and time-consuming process that could divert the efforts of management from day-to-day operations. Alternatively, if DriveOff.com determines that a given state's licensing or other requirements are overly burdensome, it may elect to terminate operations in that state. Additionally, if DriveOff.com determines that its activities cannot be structured in a manner that does not implicate a given state's brokering prohibitions, it may elect to terminate operations in that state. In each case, DriveOff.com's business and financial condition could be adversely affected.

     DriveOff.com may decide to market insurance online, which may require it to be licensed under state insurance laws. The use of the Internet in the marketing of insurance products, however, is a relatively new practice. It is not clear whether or to what extent state insurance licensing laws apply to activities similar to DriveOff.com's business. If DriveOff.com is required to comply with these licensing laws, compliance could be costly or, potentially, impossible to achieve.

DriveOff.com may not be able to create necessary levels of brand recognition or effectively compete with its competitors.

     DriveOff.com competes with a variety of Internet and traditional vehicle purchasing services and automotive brokers, many of which have substantially more capital, existing brand recognition, resources and access to additional financing. The market for Internet-based commercial services is new, and competition among commercial web sites is expected to increase significantly in the future. To compete successfully as an Internet-based commercial entity, DriveOff.com must significantly increase awareness of its services and brand name.

     DriveOff.com competes with other entities which maintain similar commercial web sites including Autobytel.com, AutoNation, AutoWeb.com, CarsDirect, Cendant AutoVantage and Microsoft CarPoint. Sites for electronic classified ads, as well as vehicle-related products and services, are also proliferating. DriveOff.com competes indirectly against vehicle brokerage firms and affinity programs offered by several companies. In addition, all major vehicle manufacturers have their own web sites and many have recently launched or announced plans to launch online buying services, including General Motors Corporation's BuyPower. DriveOff.com also competes with traditional automobile dealerships.

     DriveOff.com also competes with vehicle insurers, lenders and lessors as well as other dealers that are not part of the IADMA network. These companies may already maintain or may introduce web sites that will compete with our web sites.

     The importance of brand recognition will increase as more companies engage in commerce over the Internet. Development and awareness of DriveOff.com's brands will depend largely on its ability to obtain a leadership position in Internet automobile commerce.

DriveOff.com's quarterly financial results are subject to significant fluctuations.

     DriveOff.com's quarterly operating results may fluctuate due to many factors affecting its online automotive solutions business. If revenue does not increase faster than expenses, DriveOff.com's financial condition will be materially harmed. Other factors that may adversely affect its quarterly operating results include:

     o the ability of IADMA to retain existing dealers and attract new dealers;

     o    the ability to maintain dealer and customer satisfaction;


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



     o the announcement or introduction of new or enhanced sites, services and products by DriveOff.com's competitors;

     o general economic conditions and economic conditions specific to the Internet, online commerce or the automobile industry;

     o the usage levels of online services and consumer acceptance of the Internet and commercial online services for the purchase of consumer products and services like those offered by DriveOff.com;

     o the ability to upgrade and develop systems and infrastructure and to attract new personnel in a timely and effective manner;

     o the level of traffic to DriveOff.com's web sites and other sites that refer traffic to those web sites;

     o    technical difficulties, system downtime or Internet brownouts;

     o the amount and timing of operating costs and capital expenditures relating to expansion of the business, operations and infrastructure; and

     o    governmental regulation.

     To date, the quarter-to-quarter growth in revenue from our automotive solutions business, which has been consolidated into DriveOff.com, has offset any effects due to seasonality. However, seasonality in the automotive industry, Internet and commercial online service usage, and advertising expenditures are likely to cause fluctuations in DriveOff.com's operating results and could harm the business. DriveOff.com anticipates that purchase requests will typically increase during the first and third fiscal quarters when new vehicle models are introduced and will typically decline during the second and fourth quarters. Internet and commercial online service usage and the growth rate of that usage typically declines during the summer.

DriveOff.com's success will largely be a function of the overall strength of the automobile industry.

     The overall strength of the automotive industry will significantly impact the revenue DriveOff.com derives from its automotive related vendors and consumer traffic to our web sites. The automotive industry is cyclical due in part to changes in national and global economic forces. Sales of vehicles in the United States have been at historically high levels during recent years. There is no assurance that the sales of vehicles will remain at their current levels. A decrease in the current level of vehicle sales could negatively impact DriveOff.com's financial condition. In addition, labor problems in the automobile industry, such as strikes, may have a negative impact on the ability of IADMA member dealers to deliver automobiles. The failure to timely deliver automobiles may have a negative impact on DriveOff.com's financial condition.

                  Risks Associated With Navidec's Common Stock

Future sales of common stock by our existing stockholders could adversely affect our stock price.

     The market price of our common stock could decline as a result of sales of a substantial number of shares of our common stock in the market after this offering, or the perception that such sales could occur. These sales might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. As of December 31, 1999, we had 10,171,693 outstanding shares of common stock.

     As of December 31, 1999, options to purchase a total of 1,490,070 shares of common stock were outstanding, 288,935 of which are currently exercisable. Shares issued upon the exercise of stock options will be eligible for resale in the public market from time-to-time.

     As of December 31, 1999, warrants to purchase 205,471 shares of common stock were outstanding, all of which are currently exercisable.

     Our directors and officers, who have beneficial ownership of 1,476,446 shares in the aggregate, have entered into lock-up agreements in which they have agreed that they will not sell, directly or indirectly, any shares of common stock without the prior written consent of our underwriters for a period of 180 days from October 20, 1999, the effective date of our registration statement on Form S-3 (filed on August 12, 1999), which was filed in connection with our offering of 2,500,000 shares of our common stock.

The price of our common stock is volatile and may be affected by numerous market conditions beyond our control.

     Our stock price has been highly volatile since our initial public offering in February 1997. We expect this volatility to continue in the future due to a variety of factors, including:

     o quarterly variations in actual or anticipated results of our operations;

     o    analysts' earnings estimates;

     o announcements of technological innovations or new products or services by us or our competitors;

     o general conditions in the Internet or other high computer technology industries; and

     o    general economic conditions.

     In addition, the securities markets frequently experience extreme price and volume fluctuation which affect market prices for securities of companies generally, and technology companies in particular. These fluctuations are often unrelated to the operating performance of the affected companies. Broad market fluctuations may adversely affect the market price of our common stock.

     The trading prices of many technology and Internet-related companies' stocks have reached historical highs within the last 52 weeks and have reflected relative valuations substantially above historical levels. During the same period, those companies' stocks have also been highly volatile and have recorded lows well below those historical highs. We cannot assure you that our stock will trade at the same levels of other Internet stocks or that Internet stocks in general will sustain their current market prices.

     In the past, following periods of high volatility in a particular company's securities, securities class action litigation has been brought against the company. We may become involved in this type of litigation in the future. Litigation is often expensive and diverts management's attention and resources, which could have a material adverse effect on our business.

                                   THE COMPANY

Overview

     We are a provider and incubator of innovative Internet solutions and services. Our combination of creative, technical and consulting expertise allows us to design, build and manage comprehensive Internet solutions for a diverse range of customers, which range from Internet start-ups to Fortune 1000 companies. Our focused approach enables our customers to rapidly move their Internet operations from a basic web presence toward an integrated e-business. We leverage our expertise to provide our customers with proven solutions and, in some instances, to help them launch new Internet-based businesses.

     We employ our NPact methodology in all of our projects. Through the NPact process, we help our customers identify how the Internet can be optimally used to their competitive advantage. NPact also enables us to accurately determine the necessary costs and timelines for implementing an integrated Internet solution. Once the ultimate solution has been determined, NPact separates the assignment into multiple fixed-price 90 to 120-day projects, each providing incremental functionality. We incorporate our reusable software modules and packaged Internet applications to ensure that our solutions are rapidly deployable, highly reliable, scalable and cost effective.

     By consulting, building and managing e-business solutions and services, we are in a position to leverage our expertise to incubate vertical market Internet businesses. Our subsidiary, DriveOff.com was incubated out of our online automotive solutions division and our e-commerce business model expertise. DriveOff.com currently operates USWheels.com, CarWizard.com, LeaseSource.com and a network of affinity web sites, including CBS.CarWizard.com, which offer automotive information, interactive decision tools and buying and leasing options to consumers. In late September 1999, DriveOff.com launched an innovative consumer-friendly web site that allows consumers to research, finance and purchase or lease an automobile online without negotiating with a car salesperson. We believe the DriveOff.com web site will provide an automobile purchasing solution that consumers and dealers will find to be superior to the products currently available. DriveOff.com differs from its competitors, such as Autobytel.com, AutoWeb.com and Microsoft CarPoint, by delivering completed sales rather than leads to participating dealers. We believe that DriveOff.com's new business model will be more appealing to consumers and dealers, as well as more profitable than the existing lead generation models.

Industry Background

Growth of the Internet

     The Internet has rapidly become a significant tool for global communications and commerce, enabling millions of people to transact business electronically. Improvements in network infrastructure, increasingly faster and cheaper access to the Internet and the growing installed base of advanced and more affordable personal computers have fueled the growth of the Internet.

Growth of E-business Solutions

     The Internet represents a revolutionary and powerful new opportunity for business. Many Internet start-up companies are rapidly entering already established markets. These companies have an advantage over their traditional competitors as their business models do not conflict with conventional "brick-and-mortar" models and their rapid deployment is not hindered by the conversion or integration of existing information technology systems.

     As a result of these new entrants, many companies that do not currently utilize the Internet are being forced to reevaluate their business models and to adopt or supplement existing Internet-based solutions. Companies such as Amazon.com, Inc. and eToys Inc. have challenged traditional competitors in their industries and have transformed their respective marketplaces, forcing an increasing number of traditional businesses to consider adopting Internet solutions in order to take advantage of Internet efficiencies and compete effectively.

     As the use of the Internet as a new channel of distribution has grown, the need to move rapidly from having a basic web presence to adopting a complete model has grown. This progression can be illustrated through what we refer to as the e-business transformation curve.

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



Challenges Associated with Creating an E-business Solution

     Companies seeking to successfully develop an e-business solution face many challenges. Solutions can be highly complex and require high degrees of architectural consulting, software development, creative design, system infrastructure and project management expertise, as well as ongoing maintenance and support.

     Most internal information technology departments of traditional businesses lack the personnel, technical capabilities and resources necessary to cost-effectively develop and maintain complete Internet or e-business solutions. Traditional businesses are facing competition from small, emerging Internet-based competitors. However, many of these smaller competitors do not posses the technology, e-business experience or resources necessary to implement their strategies. The lack of internal resources along with time to market pressures, has led many large businesses and Internet start-ups to retain Internet solution providers to assist with this critical need to move their own business model further up the e-business transformation curve. International Data Corporation projects that the worldwide market for Internet services will grow from $7.8 billion in 1998 to $78.0 billion in 2003.

     The growth of the Internet as a new channel of distribution has resulted in several significant issues and opportunities for all types of businesses, as well as e-business solutions providers. In addition to the technical components, successful e-business solutions require business models that address brand and imaging strategies and partnerships, as well as site content. Few Internet solutions providers or in-house information technology departments are able to provide the combined multi-disciplined expertise necessary to rapidly develop and implement complex Internet sites, which require highly technical and creative, as well as project management skills. We believe the ability to offer a full range of Internet services and solutions will increasingly become a competitive factor as e-business operations continue to evolve and gain in complexity.

Navidec's Solution

     Our development methodology, industry partnerships and e-business experience enable us to design, build and manage highly complex Internet solutions for both established and emerging companies. Our multi-disciplined expertise and experience enables our customers to move rapidly through the e-business transformation process.

     One of the key differentiating factors of our service is our ability to deliver incremental functionality within 90 to 120-day periods on a fixed-price basis, enabling our customers to rapidly deploy and scale their Internet operations. Our use of reusable software modules and packaged applications further accelerate our customers' time-to-market and ensure our solutions are highly reliable, secure and cost effective.

     We provide fixed-price, fixed-time solutions and services using our NPact methodology. The goal of NPact is to identify a customer's position on the e-business transformation curve, rapidly architect, develop and deploy appropriate solutions and services, and manage, as necessary, the application development and operating environment. Specifically, NPact is comprised of four stages:

     o NSight--during which we consult with our customers in order to identify their strategies, define project goals, project success criteria, timing and budgetary issues.

     o NVolve--during which our technical staff works with the customer collaboratively to assess, analyze and understand the existing business environment and processes. Upon completion of the business process analysis, we complete an architectural overview, which includes a detailed timeline, project milestones, design characteristics and fixed fees.

     o NTrust--during which we build and test the infrastructure for the solution, including hardware, software and any necessary support services.

     o NAble--during which we provide end-user training, marketing and acceptance testing, and necessary on-going support for successful project implementation.


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



     Each NPact team consists of a multi-disciplined group of e-business architects, software developers, system engineers and creative designers. The team is led and managed by a project manager who is responsible for delivering the project solution within the specified timeframe and budget constraints. By assembling these multi-disciplined teams of professionals, we are able to deliver solutions to meet the specific needs of our customers through an understanding of both their business objectives and the technology that is available to achieve those objectives.

Navidec's Strategy

     We believe that the rapidly increasing demand for comprehensive Internet solutions, combined with the inability of most internal information technology departments to develop, implement and manage their Internet environments, has created a significant opportunity for Internet solutions providers. Specifically, we believe there is demand for Internet solutions providers who have the expertise and experience to effectively operate in a dynamic market that is technically complex and has significant time-to-market constraints.

     Our goal is to become the leading provider and incubator of innovative e-business solutions and services. To achieve our objective, we are pursuing the following strategies:

     Expand Geographically. In order to broaden our customer base, we intend to expand our geographic presence by establishing additional sales and marketing offices in new regions and making selected, strategic acquisitions.

     Increase Internet Consulting. Although Internet consulting directly generates only a small percentage of our revenues, we believe that Internet consulting is an important service offering that is increasingly being demanded by customers. We believe that we can leverage our Internet solutions consulting expertise into engagements to build and manage Internet and e-commerce solutions for customers.

     Expand Our Presence as an Application Service Provider. An increasing number of our clients are realizing the need to outsource both Internet application development and actual management of the Internet application environments once the solutions have been deployed. Our expertise as an Internet solutions provider positions us to leverage these opportunities. We plan to partner with key Internet service providers to offer additional hardware, service and support capabilities.

     Expand the Depth of Client Relationships. We have solid relationships with a large customer base. We plan to leverage our strong reputation, industry expertise and technical skills to expand the scope of our current customer relationships and, in the process, become our customers' primary Internet solutions consultant. This will enable us to move our customers more rapidly through the e-business transformation process, which will produce higher margin services and generate projects with recurring revenue streams.

     Continue to Develop Technical Capabilities. We have significant Internet solutions capabilities which we use to deliver comprehensive e-business solutions and services. We intend to continue to expand our technical capabilities and strategic partnerships to enable us to deliver time-critical and mission-critical solutions and to meet the changing needs of our customers. We will continue to develop software applications that can be reused in order to deliver solutions rapidly, reliably and cost-effectively.

     Continue to Attract and Retain Experienced Professionals. Our success to date is due in large part to our ability to attract and retain experienced professionals. We will continue to recruit professionals from major consulting firms, creative design firms and information technology services firms, as well as from other Internet solutions providers. We will continue to maintain a team-driven and results-oriented culture that is attractive to energetic, talented professionals and that fosters innovation and creativity.

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


     Continue to Incubate New Businesses. We intend to continue to leverage our technical expertise with acquired knowledge of certain business sectors to grow and launch new business ventures. We believe successful e-businesses require capital, industry knowledge, personnel and technology. We intend to partner with companies with complementary expertise to cooperatively incubate and launch new businesses. We will carefully select these opportunities, which may be pursued through equity investments, acquisitions, or strategic alliances.

Navidec's Services

     We provide integrated consulting, development, infrastructure and application environment management services to support our customers' time sensitive and mission-critical Internet business objectives.

     Our consulting services provide expertise and experience regarding Internet business model development and implementation, infrastructure support, effective project definition and scheduling, site branding, image, design and functionality. In addition, our services address environment outsourcing, management strategies and cost benefit analysis. Our solutions typically include many of the following components:

     o    graphic design;

     o    integrated marketing;

     o    integrating legacy systems;

     o    messaging infrastructure;

     o    private intranets; and

     o    web distribution strategies.

     Our development services provide expertise and experience in rapid design, build and deployment of Java-based, open system e-business solutions such as web sites, intranets and extranets. We also provide marketing and media services such as digital image capture, post-processing services for scanned images and graphic arts production. We build reusable software modules and products as well as integrate packaged Internet solutions. We build and deploy complete projects and project modules typically in 90 to 120-day time frames to move our customers up the e-business transformation curve. In addition to building comprehensive e-business solutions, we design, implement and integrate open system mail messaging infrastructure support and solutions. Finally, our development services provide design, integration and deployment of hardware systems to maximize the operation of our application solutions. The hardware component of the business enables us to provide a complete solution which ensures quality service, time effective implementation and accountability.

     Our Internet environment management services include providing application services for a number of our customers. Our environment management services include the following:

     o    electronic messaging implementation;

     o    database management;

     o    hosting of web sites on our Internet server;

     o    network implementation;

     o    product support;

     o    technical support; and

     o    web site maintenance and evolution.


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



     We build and manage cost effective outsourcing solutions for our clients enabling them to focus their efforts on their core competencies. In addition, we offer training modules for clients seeking to build enterprise, Java-based, Internet development environments.

Navidec's Internet Solutions Customers

     Since our inception, we have implemented solutions for over 200 customers. The following customers are examples of the types of engagements that we have successfully completed and which represent various stages on the e-business transformation curve.

     Prospecting--We developed a site for Pentax Corporation that enabled its customers to research product features for its cameras, binoculars, lenses and accessories. We created a web-based update tool that allowed Pentax to instantaneously update the site with changes to product features and pricing. The site was recently named one of Lycos' "Top 5%," a selective directory of top-shelf web sites.

     Prospecting--Richmond American Homes, a division of M.D.C. Holdings, Inc., one of the nation's largest home builders, started as a customer seeking a basic Internet presence. Richmond needed to develop a site which would enable them to target new customer audiences and provide a new information source for potential home buyers and investors. By working with Richmond, we developed a web site which used Java applets to create crisp visuals and simple site navigation. The site was also designed to interact with a Sybase relational database which enabled Richmond to automate its inventory updates through its internal system. Richmond is in the process of implementing our system in eight states nationwide. To date, the site has contributed to over $20 million in new home sales.

     Business Integration--Verio Corporation is the world's largest domain based web host and one of the largest Internet service providers in the United States. Through a number of acquisitions, Verio inherited an inefficient internal e-mail architecture. Navidec, in conjunction with Netscape, converted 42 disparate e-mail systems into a unified Netscape solution. As part of this process, we have rebuilt Verio's infrastructure to enhance its ability to store, backup and more effectively manage its customer's e-mail and large file attachments.

     Business Integration--Columbine JDS Systems, Inc. is a national leader in distributing invoices between broadcast outlets and advertising agencies. We have worked with Columbine JDS to transform their operations to a complete e-business model. Our solution, which required extensive integration into legacy application systems, along with security for online transactions, enabled Columbine JDS to make its entire billing system completely paperless and secure. In addition to generating substantial cost savings, Columbine JDS expects that this new system will enable it to attract new customers.

     Business Transformation--DriveOff.com is an example of how we have incubated an Internet business by applying our technical capabilities with our industry expertise. In this case, as a result of the automotive industry expertise that we developed through our USWheels.com, CarWizard.com and LeaseSource.com web sites, we launched a vertically integrated business that combines advanced interactive technology with research, financial and administrative services, and a nationwide automobile dealership network to provide a consumer-friendly automobile purchasing solution. See "DriveOff.com--Incubating Our First Vertical Market Business."

Strategic Business Partnerships and Technology

     We are one of only 18 Authorized Java Development Centers in the United States. Combining our Java expertise with our application server, database and mail messaging expertise, we build reusable software modules and integrate packaged Internet solutions. We also develop solutions using HTML, XML, Perl and other proven technologies. We apply these solutions to our own products, to our corporate customer base and to other e-businesses that have ideas and concepts requiring technological expertise.

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


     We have developed and maintain industry partnerships with Internet companies such as Sun Microsystems, Inc., Netscape Communications Corporation, BEA Weblogic, Inc., Oracle Corporation, Vignette, Inc., Netegrity, Inc. and Object Design, Inc. Our focus on a limited set of partners enables us to keep high visibility with our critical vendors and provides us the opportunity to commit extensive training resources to maintain and grow product competency and expertise.

     In addition to our e-business development capabilities, we have significant Internet infrastructure support expertise including light directory application protocol, digital certificates and messaging. Our certifications and qualifications include Sun Elite status, Sun Level 2000 Competency, Authorized Netscape Premier Partner, Authorized Netscape Professional Services Subcontractor, Authorized BEA Weblogic Service Partner, Authorized Oracle Alliance Partner and Professional Services Subcontractor, Object Design Developer and Reseller, as well as Macromedia experts.

     Because of our strategic relationships, and the large number of additional third-party technologies that are available to us, we are not dependent upon any single technology to provide our services. We are in a position to choose from multiple suppliers to incorporate the most appropriate technologies and products for each NPact process. Because third-party providers typically license their software directly to our customers, we are not at risk of losing individual licenses that are necessary for our services.

Sales and Marketing

     Our sales efforts target clients in market segments seeking to leverage the Internet's potential and move rapidly up the e-business transformation curve. Our direct salesforce is primarily responsible for identifying prospects, engaging potential users of our solutions and services and maintaining and growing the client relationship. Over the next 12 months, as we increase our development capacity and expand our consulting and application service provider services, we expect to significantly grow our regionally focused, 18 person salesforce to a national presence.

     The role of our marketing program is to create and sustain brand identification, preference and loyalty. Our marketing department has responsibility for communications, advertising, public relations and our web site content. As we expand our business model to a national presence, we will grow our corporate marketing organization to facilitate the expansion of our branding, preference and loyalty strategy.

Navidec's Incubation Process

     In the course of providing Internet solutions to our customers, our ability to utilize reusable software modules and leverage expertise within vertical markets continues to grow. In addition to providing accelerated time-to-market, proven solutions for our customers, we will opportunistically seek to incubate selected businesses, either through partnerships with our customers, acquisitions of businesses in particular sectors or the development of our own businesses. Our incubation process combines our technology and industry experience with the personnel and capital to create a successful new business venture.

DriveOff.com--Incubating Our First Vertical Market Business

     The Inception. DriveOff.com is the culmination of four years of experience developing Internet automotive solutions. In 1995, we were hired by the Burt Group, based in Denver, Colorado, to design a web site for the group's automotive dealerships. The Burt site began generating 50 to 75 sales per month at a time when, we believe, the average dealer web site was yielding five to ten sales per month. In light of its success with the Burt site, we created a vertical product named USWheels.com. The "Wheels" solution offered dealers leads from regional Wheels web sites that harvested and posted new and used dealer inventory every 24 hours. At the end of 1998, we merged with LeaseSource Online, Inc. and CarWizard, Inc. and acquired valuable auto buying and leasing content to supplement our inventory-based automotive solution.

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


     Market Understanding: The Need for a Complete Solution. Like many of our business clients, the automotive division was still in the early stages of Internet development at the end of 1998. Our automobile web sites were initially harvesting customer leads and selling them to affiliated dealers, as most of our competitors continue to do. Our market research revealed significant dissatisfaction among consumers who used the Internet to research a vehicle, only to be cast back into the traditional sales process by having their name sold to a participating dealer. From the dealers' perspective, as Internet auto companies have captured an increasing number of customers, there has been increasing pressure on dealers to purchase customer names in order to maintain a competitive market position.

     Business Transformation. Leveraging our industry and technological expertise, we created DriveOff.com to significantly alter and improve the way in which consumers purchase (or lease) automobiles. The DriveOff.com web site provides a complete automotive solution that enables consumers to research, price, finance and purchase or lease a new automobile, completing substantially all of the transaction from the DriveOff.com web site, with no dealer interaction until delivery of the vehicle. Through an exclusive association with IADMA, DriveOff.com provides dealers an opportunity to meaningfully participate in the Internet automotive arena without having to pay lead or referral fees. DriveOff.com provides IADMA member dealers with closed sales, not leads. DriveOff.com believes this revenue model will be more profitable than the existing lead generation models.

     How DriveOff.com Works. Upon entering the DriveOff.com web site, or any of its affiliated web sites, customers will navigate through six easy steps to receive their vehicle.

     Step 1: Research the Vehicle Using the Auto Library. The Auto Library provides users with professional-grade automobile research to make an informed purchase decision. Available information includes:

               o pricing, technical, safety, warranty, incentive and optioning information, which is customarily used by dealers, fleet administrators and leasing companies to price and option vehicles, as well as professional driving reviews;

               o standard auto leasing residual values and average money factors which enable consumers to conduct impartial comparisons of DriveOff.com lease offers;

               o proprietary data and guidance with respect to the auto leasing process; and

               o search functionality, which allows consumers to compare or search for vehicles and available options.

     Step 2: Configure the Vehicle. Using accurate pricing and configuration tools, DriveOff.com customers can build a vehicle to their liking, specifying everything from option packages to paint colors. Unlike many competing sites, DriveOff.com's intelligent optioning tool prevents users from improperly equipping a vehicle and ensures that vehicles are completely configured before allowing the consumer to continue the purchase process. After configuring a vehicle, users can specify those options that they must have as opposed to those that they would like to have to help DriveOff.com satisfy the users' vehicle requests.

     Step 3: Price the Vehicle with Real Quote. Real Quote allows users to configure the vehicle of their choice using a professional-grade pricing and optioning tool. Users then receive definitive price, loan and lease payment information. By providing no more than a zip code, customers are able to obtain binding monthly payment quotes, subject only to credit approval. Real Quote filters shoppers who are not ready to buy, saving the time and expense typically incurred when filtering "price quote shoppers." We believe this tool will provide significant value while unobtrusively and effectively drawing buyers into the purchase process.

     Step 4: Request the Vehicle. After receiving a quote, a user is able to review a full transaction disclosure page, submit a DriveOff Deal Request and provide a deposit either electronically or via telephone. Users may select a convenient time for a deal administrator to contact the user by telephone. If users elect to apply for either a lease or loan, they complete an online credit application in order to qualify for the payment quoted online.

     Step 5: Track the Vehicle Using the Personal Auto Center. The Personal Auto Center provides a user with the ability to monitor the status of the user's purchase (or lease). The password-protected Personal Auto Center tracks the key elements of the user's deal, such as vehicle specification changes, credit approval and delivery status and serves as the primary means for the user to initiate communication directly with DriveOff.com's customer service center.

     Step 6: Drive Off with the Vehicle: The "Deal Kit." Once a user's credit application is accepted and the user approves the vehicle, DriveOff.com delivers the user a Deal Kit via overnight mail. The Deal Kit contains all of the legal documents necessary for the user to take delivery of the specific vehicle approved online. Having the Deal Kit ahead of time allows users to review the entire transaction conveniently before taking delivery of the vehicle. In order to complete the purchase, the user simply brings the Deal Kit to the participating dealer, executes the documents and drives off.

     From the Consumer's Perspective. As compared to other auto buying services on the Internet at this time, DriveOff.com distinguishes itself with a package of consumer-oriented features that make the automobile buying experience easier and allow the consumer to maintain control over the buying process.



                                         DriveOff.com   Autobytel  AutoNation   AutoWeb   AutoVantage  CarsDirect    CarPoint
                                         ------------   ---------  ----------   -------   ----------   ----------    --------

All Makes & Models                             o             o        o           o           o          o            o
Intelligent Vehicle Optioner                   o                                  o                      o            o
Binding Online Payment Quotes                  o
Full Online Deal Disclosure                    o
Live Deal Tracking                             o
Integrated Financing and Leasing               o
Personal Closing Documents                     o
No Dealer Negotiations                         o                      o                                  o
Research & Reviews                             o             o        o                       o          o            o
Nationwide Coverage (as of
 December 31, 1999)                                          o                    o                      o            o



     From the Dealer's Perspective. Since 1995, dealers have lost many of their customers to Internet automotive sites such as Microsoft CarPoint, Autobytel.com and AutoWeb.com. Customers are primarily visiting national automotive web sites rather than local dealership sites to obtain information and submit requests for new automobiles. Without a unified national presence, there is little that any individual dealer or dealer group can do to effectively compete against large Internet services. As a result, these dealers have been purchasing leads from these large Internet services. By joining IADMA, dealers secure the services of a national automotive portal on a long-term, exclusive basis, giving them the ability to compete on the Internet.

     Strategic Relationships. In the second quarter of 1999, DriveOff.com facilitated the formation of IADMA, 85% of which is owned by its member dealers and 15% of which is owned by DriveOff.com. DriveOff.com entered into a ten-year marketing and services agreement with IADMA that requires all vehicle purchases generated from the DriveOff.com web site to be delivered to IADMA member dealers. IADMA provides its members a national Internet presence through DriveOff.com. Rather than paying a service for unfiltered and often unqualified leads, dealers who participate in IADMA receive incremental sales from DriveOff.com.

     DriveOff.com has established a long-term relationship with Westar Financial Services Corporation, Inc. through which Westar will provide complete financial administration as well as lease and loan origination services. Westar will function as a financial clearinghouse for DriveOff.com, assuming responsibility for all financial aspects of the transactions originating from DriveOff.com.

     In addition, DriveOff.com and Westar have entered into an agreement with First Union National Bank under which First Union has agreed to purchase up to $1.0 billion per year in auto loans originating from DriveOff.com. DriveOff.com's relationships with Westar and First Union will allow it to integrate complete financing capabilities into the automobile acquisition, providing a one-stop source for vehicle selection and financing.

     DriveOff.com's Affinity Program. DriveOff.com intends to draw customers and extend its reach through conventional media, Internet media and a content-rich affinity program. Although DriveOff.com will devote substantial resources to establishing brand awareness through conventional and Internet advertising and public relations efforts, affinity relationships represent the cornerstone of its marketing strategy. DriveOff.com has the right to license for publication its entire Auto Library. Accordingly, DriveOff.com can provide privately branded or co-branded auto buying services on the web sites of Internet portals, large corporations, such as Wells Fargo & Company, professional associations and credit unions. Rather than paying for ads or links from these affinity sites, DriveOff.com's affinity program generates low-cost, but widespread, distribution through the placement of content on the web sites of its affinity partners. Depending on the web site, DriveOff.com's Auto Library currently generates 12 to 16 page views per visitor. As a result, DriveOff.com offers its affinity partners the ability to generate significant advertising revenue by having the Auto Library content on their sites. At the same time, it allows affinity partners to offer valuable content and service to their user base.

     DriveOff.com's affinity program is particularly attractive to credit unions. Like any other indirect auto lender, credit unions have little control over their customers once they visit the dealership's finance and insurance department. Often, the finance and insurance manager will "flip" customers from their credit union financing source to another source, typically one that has a more favorable commission for the manager. DriveOff.com's central financing model allows it to guarantee affiliated credit unions that every sale or lease originating from their co-branded site will be financed through them. DriveOff.com also features a simple affinity partnership, which permits smaller sites to link to DriveOff.com and receive a fee for each completed deal request referred by the partner site. DriveOff.com enrolls simple affinity partners through an automated web-based process.

     Financial relationships with affinity partners can generate advertising revenue, monthly content license fees and leads for DriveOff.com. Most relationships will also provide for lead fees to affinity partners.

     In addition to affinity sites, DriveOff.com will draw leads directly from its USWheels.com, CarWizard.com, CBS.CarWizard.com and LeaseSource.com sites. With little advertising, these sites delivered more than 56.4 million page views and 64,000 purchase requests during the first six months of 1999.

 Competition

     Internet Solutions. The Internet solutions business is in an increasingly competitive environment populated by a large number of regional firms and national operations providing similar services to Navidec. We believe our competition approaches the business of Internet solutions from a variety of disciplines ranging from the technical expertise of the consulting divisions of the "Big Five" accounting firms to the image and creative expertise of major advertising agencies. Additionally, there are a variety of direct competitors including interactive agencies, such as Razorfish, Inc. and Agency.com, that use digital technologies to enhance communications and interactions between individuals and businesses and "e-builders," such as Scient Corporation, Sapient Systems, Inc., USWeb Corporation and iXL Enterprises, Inc., that provide Internet strategy consulting and Internet-based solutions to businesses. Other potential competitors to our business include browser software vendors, personal computer and Unix software vendors and Internet service providers. Additional competition results from numerous client/server companies, database companies, multimedia companies, document management companies, networking software companies, network management companies and educational software companies. Many of our competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources. Competitive factors in the Internet solutions business include core technology, breadth of services offered, creative and artistic ability, marketing and distribution resources, customer service and support and price.

     DriveOff.com. The market for vehicles and vehicle-related products and services is highly competitive, and DriveOff.com expects competition to increase significantly, particularly on the Internet. Competitors include AutoWeb.com, Cendant's AutoVantage, Autobytel.com, AutoNation, CarsDirect and Microsoft CarPoint. In addition, all the major vehicle manufacturers own and operate web sites and many have recently launched or announced plans to launch online buying services, including General Motors' BuyPower. Sites for electronic classified ads, as well as vehicle-related products and services, are also proliferating. While DriveOff.com expects to benefit from its relationship with IADMA and its strategic partners, it could face substantial competition in the future from large dealer groups which may choose to compete in e-commerce. In addition to direct competitors, DriveOff.com competes indirectly with vehicle brokerage firms, discount warehouse clubs and automobile clubs. Also, several auction Internet sites have recently announced their intention to auction vehicles on the Internet.

Product Distribution

     We serve both as a national manufacturer's representative for the products of certain international manufacturers and as a reseller of selected computer products in the Rocky Mountain region. We focus our distribution efforts towards selling specialized, higher margin products.

     Distribution activities usually involve our receipt of orders for equipment from prospective purchasers and our delivery and/or installation of the equipment. We purchase the equipment directly from the manufacturer or vendor and resell it to the purchaser at a price which includes the cost and a profit margin. With the exception of graphics supplies and certain imported components, we do not generally maintain an inventory of products we distribute. We specialize in distributing electronic components, printers and printer supplies.

     Because product distribution is not related to our core strategy, we do not intend to commit significant resources to this line of business.

Regulatory Uncertainties and Government Regulation

     There are currently few laws or regulations which apply directly to the Internet. Due to the increasing popularity of the Internet, however, it is likely that a number of laws and regulations may be adopted at the local, state, national or international levels with respect to commerce over the Internet, potentially covering issues such as the pricing of services and products, advertising, user privacy, intellectual property, information security or anti-competitive practices. In addition, tax authorities in a number of states are currently reviewing the appropriate tax treatment of companies engaged in Internet commerce. New state tax regulations may subject us to additional state sales, use and income taxes. Because our business is dependent on the Internet, the adoption of any such laws or regulations may decrease the growth of Internet usage or the acceptance of Internet commerce which could, in turn, decrease the demand for our services and increase costs or otherwise have a material adverse effect on our business, results of operations and financial condition. To date, we have not spent significant resources on lobbying or related government affairs issues but we may need to do so in the future.

     DriveOff.com's operations may be subject, both directly and indirectly, to various laws and regulations. Government authorities may also take the position that federal and/or state automobile brokerage laws, insurance licensing laws, motor vehicle dealership laws or related consumer protection or product liability laws apply to aspects of DriveOff.com's business. As DriveOff.com introduces new services and expands its operations to other countries, it will need to comply with additional licensing and regulatory requirements. Due to the increasing popularity and use of the Internet, it is possible that a number of new laws and regulations may be adopted with respect to this rapidly developing environment for conducting business. DriveOff.com believes that, in a majority of states, its relationship with dealers is not subject to the coverage of state motor vehicle dealer licensing laws; however, it is possible that some states may require DriveOff.com to ultimately obtain a motor vehicle dealer license. DriveOff.com also believes that, in a majority of states, its dealer marketing service does not qualify as an automobile brokerage activity and therefore state broker licensing requirements and broker prohibitions do not apply to it; however, it is possible that some states may deem DriveOff.com's dealer marketing services as an automobile brokerage activity. In the event that any state imposes additional regulatory requirements on DriveOff.com, DriveOff.com may be required to modify its marketing programs in that state in a manner which may undermine the program's attractiveness to consumers or dealers in that state. Alternatively, if DriveOff.com determines that a given state's licensing and related requirements are overly burdensome or if it determines that its activities cannot be structured in a manner that does not implicate a given state's brokering prohibitions, it may elect to terminate operations in such state.

     DriveOff.com may need to apply for financial broker licenses which may be an expensive and time-consuming process that could divert the efforts of management from day-to-day operations. In the event states require DriveOff.com to be licensed and DriveOff.com is unable to do so, or is otherwise unable to comply with regulations required by changes in current operations or the introduction of new services, its business, results of operations and financial condition could be harmed. DriveOff.com may market insurance online, which may require it to be licensed under state insurance laws. The use of the Internet in the marketing of insurance products, however, is a relatively new practice. It is not clear whether or to what extent state insurance licensing laws apply to activities similar to DriveOff.com's. If DriveOff.com was required to comply with such licensing laws, compliance could be costly or impossible. This could have a material adverse effect on its business, results of operations or financial condition.

Employees and Culture

     As of December 31, 1999, we had a total of 182 employees, of which 137 were exclusively or primarily devoted to the Internet solutions business, 43 were devoted exclusively or primarily to the DriveOff.com business and two were exclusively devoted to the product distribution business. None of our employees is represented by a labor union and we believe that our employee relations are excellent. We recognize that our employees are the key to our continued success. Our goal is to provide each employee with an environment for professional growth and development.

     Recruiting. We dedicate significant resources to our recruiting efforts. A majority of our new employees come from referrals by current employees. We believe that our existing employees are an excellent recruiting resource and we reward employees that bring new people into the organization. We believe that the success of our employee referral program is a direct reflection of employee satisfaction. In addition to seeking qualified referrals, we actively recruit from many of the country's leading graduate and undergraduate programs and through professional search firms.

     Training and Development. Our training and professional development programs advance the skills of employees and enable us to deliver high-quality services to our clients. Our goal is to ensure that each professional in our organization has the opportunity to develop the skills necessary to grow professionally and to serve our customers' needs.

     Compensation. Our compensation program has been structured to attract and retain highly skilled professionals by offering competitive base salaries with performance based incentives. In addition, key employees may receive stock options upon commencement of employment and may receive additional options based upon performance.

Facilities

     Our operations are principally located at Fiddler's Green Center, 6399 Fiddler's Green Circle, Greenwood Village, Colorado in a 70,000 square foot facility. Our lease for this facility expires in January, 2005.

Legal Matters

     We are currently not involved in any material legal proceedings.

                       WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the information requirements of the Securities Exchange Act of 1934, and therefore, file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You can inspect and copy all of this information at the public reference facility maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's Regional Offices, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. In addition, the Commission maintains a web site at http://www.sec.gov that also contains this and other information. Our common stock is listed on the Nasdaq National Market under the symbol "NVDC". Copies of publicly available documents that have been filed with the Commission can be inspected and copied at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washingtonn, D.C. 20006.

     This prospectus, which constitutes a part of a registration statement on Form S-3 filed by Navidec with the Commission under the Securities Act of 1933, omits certain information contained in the registration statement. Accordingly, you should refer to the registration statement and its exhibits for further information with respect to Navidec and the shares of common stock offered hereby. Furthermore, statements contained in this prospectus or in any document incorporated in this prospectus by reference regarding any contract or other document are not necessarily complete, and, in each instance, you should refer to the copy of the contract or other document filed with the Commission as an exhibit to the registration statement.

     The Commission allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the Commission will automatically update and supersede the information in this prospectus. Accordingly, we incorporate by reference and refer you to the documents listed below and any future filings we make with the Commission and refer you to under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the registration statement of which this prospectus is a part is no longer effective:

     (1) Navidec's annual report on Form 10-KSB for the year ended December 31, 1998;

     (2) Navidec's quarterly reports on Form 10-QSB for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999;

     (3) Navidec's current reports on Form 8-K, filed with the Commission on each of January 7, 1999, March 8, 1999, March 15, 1999, July 29, 1999,
          October 15, 1999 and October 20, 1999; and

     (4) the description of Navidec's common stock contained in Navidec's registration statement on Form 8-A filed with the Commission on January 28, 1997.

     We will provide, without charge, to each person, including any beneficial owner, to whom this prospectus has been delivered, upon written or oral request, a copy of any and all of the documents that have been incorporated into this prospectus by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. Requests for such copies should be directed to the Chief Financial Officer, Navidec, Inc., Fiddler's Green Center, 6399 Fiddler's Green Circle, Suite 300, Greenwood Village, Colorado 80111, telephone (303) 222-1000. Persons requesting copies of exhibits that were not specifically incorporated by reference in such documents will be charged the costs of reproduction.

                                 USE OF PROCEEDS

     The shares of our common stock being offered are for the account of the selling stockholders. Accordingly, we will not receive any proceeds from the shares offered hereby.

                              SELLING STOCKHOLDERS

     The selling stockholders are TKO International, a Denver, Colorado based marketing firm, and Charles F. Kirby, an individual. In connection with a Consulting Agreement between Navidec and TKO, Navidec granted TKO options to purchase 100,000 shares of our common stock at $4.00 per share and 100,000 shares of our common stock at $6.03125 per share. With Navidec's consent, TKO subsequently assigned to Mr. Kirby 28,000 of the $4.00 options and 28,000 of the $6.03125 options. The selling shareholders exercised their respective options on November 5, 1999 in a cashless exercise transaction resulting in TKO holding 80,505 shares of our common stock and Mr. Kirby holding 31,308 shares of our common stock

     At the time the options were granted, we agreed to file with the Commission and, subject to certain exceptions, keep effective a registration statement (of which this prospectus is a part) covering the resale of the selling stockholders' shares of our common stock. In connection with such registration, we will pay our own legal and accounting expenses as well as the Commission's registration fees, while the selling stockholders will pay their own legal expenses and any brokerage or similar fees in connection with the resale of their shares.

     The following table sets forth the names of the selling stockholders and the number of shares that may be offered by the selling stockholders. As used in the following table, an asterick means less than one percent. The number of shares which may be actually sold by the selling stockholders will be determined by the selling stockholders from time to time, and will depend upon a number of factors, including the price of our common stock. Because the selling stockholders may offer all, some or none of the shares offered hereby, and because the offering contemplated by this prospectus is not being underwritten on a firm commitment basis, we cannot give an estimate as to the number of shares that will be held by the selling stockholders upon or prior to termination of this offering. For purposes of this table, we have assumed that, after completion of this offering, the selling stockholders will have sold all of their respective shares offered hereby. The table sets forth such information concerning the beneficial ownership of the shares by the selling stockholders, as of December 31, 1999. All information as to beneficial ownership has been furnished by the selling stockholders. The number of shares beneficially owned is determined under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose

                           Shares of Common Stock           Number of                    Shares of Common Stock
                        Owned Prior to This Offering     Shares Offered                 Owned After This Offering
                        ----------------------------     --------------                 -------------------------
                         Number of Shares    Percent (1)                            Number of Shares       Percent (1)
                         ----------------    -------                                ----------------       -------

TKO International            80,505             *           80,505                        -0-                 0%
Charles F. Kirby             31,308             *           31,308                        -0-                 0%


(1) Percent of total shares of our common stock based on 10,171,693 shares outstanding as of December 31, 1999.

                              PLAN OF DISTRIBUTION

     The purpose of this prospectus is to permit each of the selling stockholders to offer for sale or to sell shares of common stock at such time and at such prices as he or it, in his or its sole discretion, chooses. Navidec will not receive any of the proceeds from these offerings or sales. All information as to the selling stockholders' plan of distribution has been furnished by the selling stockholders.

     The selling stockholders may sell or distribute some or all of their shares from time to time through dealers or brokers or other agents or directly to one or more purchasers in transactions (which may involve crosses and block transactions) on the Nasdaq National Market or other exchanges on which our common stock may be listed for trading, in privately negotiated transactions (including sales pursuant to pledges) or in the over-the-counter market, or in brokerage transactions, or in a combination of such transactions. Such transactions may be effected by the selling stockholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Brokers, dealers, or their agents participating in such transactions as agent may receive compensation in the form of discounts, concessions or commissions from the selling stockholders (and, if they act as agent for the purchaser of the shares, from the purchaser). Such discounts, concessions or commissions as to a particular broker, dealer or other agent might be in excess of those customary in the type of transaction involved. To the extent required, we will file, during any period in which offers or sale are being made, one or more supplements to this prospectus to set forth any other material information with respect to the plan of distribution not previously disclosed.

     The selling stockholders and any such brokers, dealers or other agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such brokers, dealers or other agents might be deemed to be underwriting discounts and commissions under the Securities Act.

     In connection with the offer and sale of the shares of common stock by the selling stockholders, various state securities laws and regulations require that any such offer and sale should be made only through the use of a broker-dealer registered as such in any state where a selling stockholder engages such broker-dealer and in any state where such broker-dealer intends to offer and sell shares.

     Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the shares of common stock offered hereby may not simultaneously engage in market activities with respect to common stock for the applicable period under Regulation M prior to the commencement of such distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rule 10B-5 and Regulation M, which provisions may limit the timing of purchases and sale of any of the shares by the selling stockholders. All of the foregoing may affect the marketability of the shares offered hereby.

     Navidec will pay substantially all of the expenses incident to this offering of the shares by the selling stockholders to the public other than the selling stockholders' legal expenses and commissions, concessions and discounts of brokers, dealers or other agents. The selling stockholders may indemnify any broker, dealer, or other agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. Navidec may agree to indemnify the selling stockholders and any such statutory "underwriters" and controlling persons of such "underwriters" against certain liabilities, including certain liabilities under the Securities Act.

     We have agreed, subject to certain suspensions of effectiveness and adjustments to the period of effectiveness, to keep the registration statement continuously effective until all the shares of common stock offered hereby are sold or may be sold without registration.


                                  LEGAL MATTERS

     The validity of the issuance of the shares offered hereby will be passed upon for Navidec by Benesch, Friedlander, Coplan & Aronoff LLP of Cleveland, Ohio. Certain attorneys at Benesch, Friedlander, Coplan & Aronoff LLP own shares of common stock.


                                     EXPERTS

     The consolidated financial statements and schedules incorporated by reference in this prospectus and included in our Annual Report on Form 10-KSB for the year ended December 31, 1998, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP and Hein + Associates LLP, independent public accountants, and are included herein in reliance upon the authority of said firms as experts in giving said reports.

No dealer, salesperson or other person
has been authorized to give any
information or to make any
representation not contained in this
prospectus in connection with the
offering covered by this prospectus. If                 111,813 SHARES
given or made, such information or
representations must not be relied upon
as having been authorized by Navidec.
This prospectus does not constitute an
offer to sell, or a solicitation of an                   NAVIDEC, INC.
offer to buy, the common stock in any
jurisdiction where, or to any person to
whom, it is unlawful to make such offer
or solicitation. Neither the delivery of                 COMMON STOCK
hereunder shall, under any
circumstances, create any implication               -----------------------
that there has not been any change in
the facts set forth in this prospectus
or the affairs of Navidec since the date
hereof.                                                 PROSPECTUS



                                                    ----------------------

           TABLE OF CONTENTS
                                                       February ___, 2000

                                  Page

Risk Factors                         2
The Company                         13
Where You Can Find More
    Information                     24
Use of Proceeds                     25
Selling Stockholders                25
Plan of Distribution                25
Legal Matters                       26
Experts                             26

                 PART II
 INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

         Securities and Exchange Commission filing fee......   $      387.43
         Legal fees and expenses............................           5,000
         Accounting fees and expenses.......................           1,000
         Miscellaneous expenses.............................           2,000
                                                               -------------
                 Total......................................   $    8,387.43
                                                               =============


     All expenses other than the Securities and Exchange Commission filing fee are estimated.

Item 15. Indemnification of Directors and Officers.

     The Registrant's articles of incorporation eliminate the personal liability of directors to the Registrant or its stockholders for monetary damages for breach of fiduciary duty to the extent permitted by Colorado law. The Registrant's articles of incorporation and bylaws provide that the Registrant shall indemnify its officers and directors to the extent permitted by Colorado law, which authorizes a corporation to indemnify directors, officers, employees or agents of the corporation in non-derivative suits if such party acted in good faith and in a manner such party reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Colorado Business Corporation Act further provides that indemnification shall be provided if the party in question is successful on the merits or otherwise.

Item 16. Exhibits and Financial Statement Schedules.

     (a) Exhibits

Exhibit No.
-----------

  5.1 Opinion of Benesch, Friedlander, Coplan & Aronoff LLP, counsel for the Company
 23.1       Consent of Arthur Andersen LLP
 23.2       Consent of Hein + Associates LLP
 23.3 Consent of Benesch, Friedlander, Coplan & Aronoff LLP (included as part of Exhibit 5.1)
 24.1 Power of Attorney for J. Ralph Armijo, Patrick R. Mawhinney, Michael Kranitz, Andrew Davis, Gerald A. Marroney and James Hosch (set forth on the signature page)

     (b) Financial Statement Schedules

         None

Item 17. Undertakings.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized on the 28th day of January, 2000.


                                    NAVIDEC, INC.

                                    By:   /s/ J. Ralph Armijo
                                          --------------------------------------
                                          J. Ralph Armijo,
                                          Chairman of the Board of Directors,
                                          President and Chief Executive Officer


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints J. Ralph Armijo and Patrick R. Mawhinney, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, agent or their substitutes or substitute may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



      Signature                           Title                                 Date
      ---------                           -----                                 ----

/s/ J. Ralph Armijo            Chairman of the Board of Directors,           January 28, 2000
--------------------------     President, Chief Executive Officer
J. Ralph Armijo                and Director

/s/ Patrick R. Mawhinney       Chief Financial Officer, Treasurer,           January 28, 2000
--------------------------     Secretary and Director
Patrick R. Mawhinney

/s/ Michael Kranitz            Director                                      January 28, 2000
--------------------------
Michael Kranitz

/s/ Andrew Davis               Director                                      January 28, 2000
--------------------------
Andrew Davis

/s/ Lloyd G. Chavez, Jr.       Director                                      January 28, 2000
--------------------------
Lloyd G. Chavez, Jr.

/s/ Gerald A. Marroney         Director                                      January 28, 2000
--------------------------
Gerald A. Marroney




                                                     II-3

                                  EXHIBIT INDEX

    Exhibit
    Number                          Description of Exhibit
    ------                          ----------------------

     5.1 Opinion of Benesch, Friedlander, Coplan & Aronoff LLP, counsel for the Company
    23.1         Consent of Arthur Andersen LLP
    23.2         Consent of Hein + Associates LLP
    23.3         Consent of Benesch, Friedlander, Coplan & Aronoff LLP
                 (included  as part of  Exhibit  5.1)
    24.1 Power of Attorney for J. Ralph Armijo, Patrick R. Mawhinney, Michael Kranitz, Andrew Davis and Gerald A. Marroney (set forth on the signature page)